UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 8, 2011

Aqua America, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	001-06659	23-1702594
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

762 West Lancaster Avenue, Bryn Mawr, Pennsylvania		19010-3489
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	610-527-8000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

On July 8, 2011, Aqua America, Inc. ("Aqua" or the "Company") entered into two definitive Stock Purchase Agreements (the "Stock Purchase Agreements") with American Water Works Company, Inc. ("American Water"). One Stock Purchase Agreement calls for Aqua to sell all of the stock of its subsidiary under which all of Aqua's regulated water operations in the State of New York are conducted (the "New York Agreement"), and the other such Stock Purchase Agreement call for Aqua to purchase all of the stock of the subisidiary of American Water under which all of American Water's regulated water and wastewater operations in the State of Ohio are conducted (the "Ohio Agreement"). The sale price for Aqua's New York operations is approximately $42 million cash at closing plus certain assumed liabilities, including debt of approximately $23 million. The purchase price for American Water's Ohio operations is approximately $88 million cash at closing plus certain assumed liabilities, including debt of approximately $16 million. The purchase price under each of the New York Agreement and the Ohio Agreement is subject to certain adjustments at closing. The closing under each of the New York Agreement and the Ohio Agreement is conditioned on the closing under the other Agreement, respectively, and is subject to applicable regulatory approvals, including the expiration or termination of the applicable waiting period under the Hart Scott Rodino Antitrust Improvements Act.

The Stock Purchase Agreements contain customary representations, warranties and covenants by each party. Each party is also obligated, subject to certain limitations, to indemnify the other party under the Stock Purchase Agreements for breaches of representations, warranties and covenants and certain third-party liabilities and claims. The foregoing descriptions of the Stock Purchase Agreements are qualified in their entirety by reference to the full Stock Purchase Agreements, copies of which will be filed as Exhibits to the Company's Quarterly Report on Form 10-Q for the third quarter ending September 30, 2011.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aqua America, Inc.

July 14, 2011	By:	Roy H. Stahl

Name: Roy H. Stahl
Title: Chief Administrative Officer, General Counsel and Secretary